Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X. The following unaudited pro forma condensed combined financial information presents the pro forma effects of the following transactions:

•	the acquisition of Signor by Arrow Seller

•	the combination of the Target Parent and Signor Parent financial statements resulting from both entities being under common control

•	the reverse acquisition of Target Parent and Signor Parent by Platinum Eagle, collectively (the “Business Combination”); and

•	the Debt Financing

Platinum Eagle is a blank check company incorporated on July 12, 2017 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, amalgamation, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Platinum Eagle has neither engaged in any operations nor generated any revenue to date. Based on its business activities, Platinum Eagle is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

The following describes the above entities:

Target Parent

Target Parent was formed in September 2017. Target Parent, a limited liability company incorporated under the laws of Delaware, owns 100% of Target. Target Parent is owned by Algeco Global which is ultimately owned by a group of investment funds managed by TDR. On November 28, 2017, in a restructuring transaction of entities under common control of TDR and Algeco Global, Algeco Global conducted a carve-out transaction of Target and another subsidiary’s net assets from WSII and incorporated as a new division under the direct ownership of Target Parent effective as of December 22, 2017. Founded in 2006, Target is one of the largest suppliers of turnkey workforce services and housing solutions in North America. Target provides temporary living accommodations and comprehensive community services including: catering food services, maintenance, housekeeping, grounds-keeping, on-site security, overall workforce community management and laundry service.

Arrow Seller

Arrow Seller is a holding company owned by TDR through a group of its managed funds and related subsidiaries. On September 6, 2018, Arrow Seller acquired Signor, a limited liability company formed under the laws of the State of Delaware to own, develop, manage and operate workforce community facilities located primarily throughout Texas. Signor’s customers are primarily companies for which it provides workforce housing. Signor’s assets consist of housing facilities, equipment and infrastructure that provide workforce housing in oil and gas basins in the United States. The acquisition of Signor by Arrow Bidco was accounted for as a business combination under ASC 805 and Arrow Bidco recorded the assets acquired and liabilities assumed at fair value on a preliminary basis.

Description of the Business Combination

Pursuant to the terms of the Merger Agreements, Platinum Eagle, through its wholly-owned subsidiary, Topaz Holdings LLC, has agreed to acquire all of the equity interests of Target Parent and Signor Parent from the Algeco Seller and Arrow Seller, respectively, for approximately $1.311 billion, financed partly with Platinum Eagle’s IPO funds currently held in a trust account as well as leverage from a debt instrument and additional equity offering where necessary. Upon the closing of the business combination, Platinum Eagle will own 100% of Topaz Holdings LLC which will own 100% of Arrow Bidco, which will own 100% of each of Signor and Target, respectively, which will be sister companies below Arrow Bidco.

The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Platinum Eagle will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the business combination will be treated as the equivalent of Target Parent and Signor Parent issuing stock for the net assets of Platinum Eagle, accompanied by a recapitalization. The net assets of Platinum Eagle will be stated at historical cost, with no goodwill or other intangible assets recorded.

Prior to and on the closing of the business combination, Target Parent and Signor Parent are entities under ultimate TDR ownership resulting in common control. TDR is the ultimate parent of Target Parent; TDR owns 76% percent of Target Parent and the other 24% is held through TDR affiliated entities. TDR owns 100% of Arrow Seller. As a result of the common control of TDR, Target Parent and Signor parent have issued combined financial statements as of December 31, 2018. Upon the closing of the business combination, TDR will have majority ownership in the combined company. As such, the business combination assumes Target Parent and Signor Parent are “one” target versus separate targets to reflect the common control ownership by TDR. Target Parent and Signor Parent, deemed “one” target for purposes of the accounting acquirer determination, have been determined to be the accounting acquirer based on an evaluation of the following facts and circumstances under both the no and maximum redemptions scenarios:

•	Target Parent and Signor Parent’s senior management will comprise the senior management of the combined company;

•	TDR, through the Algeco and Arrow Sellers, will have the greatest voting interest in the combined entity under the no and maximum redemption scenarios;

•	The combined company’s board of directors will initially consist of seven directors, four of which will be selected by TDR and two held by TDR;

•	Target Parent and Signor Parent’s subsidiaries will comprise the ongoing operations of the combined company;

•	Target Parent and Signor Parent are larger individually and in the aggregate than Platinum Eagle;

•	The combined company’s headquarters will be that of Target Parent.

Consideration of $1.311 billion will consist of (A) Cash Consideration of $562 million and (B) the remaining $749 million will be paid to the Sellers in the form of shares of Target Hospitality common stock, par value $0.0001, with (i) 25.8 million shares delivered to the Algeco Seller and (ii) 49.1 million shares delivered to the Arrow Seller. The Cash Consideration shall come from the following sources: (1) the gross proceeds from the trust account, after giving effect to any and all redemptions; (2) the gross proceeds of new debt financings in an amount equal to at least $340 million; and (3) in each case upon the prior written consent of the Sellers, which may be granted in their sole discretion, at least $80 million gross proceeds from an Equity Offering and Backstop Offering. The Cash Consideration payable to the Algeco Seller will be increased to the extent any cash on the balance sheet of the combined business of Signor and Target, after giving effect to the business combination, the redemptions from the Trust Account, the proceeds from the Equity Offering and the proceeds from the Backstop Offering, if any, exceeds $5.0 million. In the event the Cash Consideration is increased, the Stock Consideration paid to Algeco Seller will be decreased on a dollar for dollar basis. Notwithstanding the foregoing, in no event shall the Cash Consideration be less than $562.0 million, but depending upon the amount of redemptions and additional equity raised through the Equity Offering and Backstop Offering, if any, the Cash Consideration and Stock Consideration will be adjusted accordingly.

The following represents the aggregate consideration (in thousands):

	No Redemption Amount	Maximum Redemption Amount

Cash paid to Algeco Seller	$710,379	$562,000
Stock Issuance to Algeco Seller, at $10 per share	109,621	258,000
Stock Issuance to Arrow Seller, at $10 per share	491,000	491,000
Total Consideration	$1,311,000	$1,311,000

Platinum Eagle has no specified maximum redemption threshold; however, the consummation of the business combination is conditioned upon, among other things, availability of at least $225 million of cash in the Company’s trust account, after giving effect to redemptions and equity offerings. Furthermore, in no event will the Company redeem public shares in an amount that would cause net tangible assets to be less than $5,000,001. The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption:

•	Assuming No Redemption — This presentation assumes that no current Platinum Eagle public shareholders exercise redemption rights with respect to their shares for a pro rata portion of the funds in Platinum Eagle’s trust account at the Closing.

•	Assuming Maximum Redemption — This presentation gives effect to Platinum Eagle public shareholders redeeming approximately 18.2 million shares for aggregate redemption payments of $185.4 million. Aggregate redemption payments of $185.4 million calculated as $330.4 million in trust account and $80 million from the PIPE proceeds per the pro forma condensed combined balance sheet less $225 million required available cash from the trust account. Public redemption shares of approximately 18.2 million shares calculated as $185.4 million redemption payments divided by estimated per share redemption value of $10.17 ($330.4 million in trust account divided by 32.5 million outstanding Platinum Eagle public shares).

Concurrently with the signing of the Merger Agreements, the Company entered into subscriptions to sell 8.0 million Common A Shares to investors. The table below has been updated to reflect this.

The following summarizes the pro forma common shares outstanding under the no redemption and maximum redemption scenarios (in thousands):

	No Redemption		Maximum Redemption
	Shares	%	Shares	%
Platinum Eagle Public Shareholders	32,500	30%	14,264	14%
Platinum Eagle Founders and Harry Sloan	6,000	6%	5,400	5%
Independent Directors	80	0%	80	0%
Total Platinum Eagle	38,580	36%	19,744	19%

Algeco Seller	10,962	10%	25,800	25%
Arrow Seller	49,100	46%	49,100	48%
Total TDR	60,062	56%	74,900	73%

PIPE Investor(s)	8,000	8%	8,000	8%
Total Shares at Closing [excluding shares held in escrow]	106,642	100%	102,644	100%
Other - Escrow Shares	2,045		2,645
Total Shares at Closing [including shares held in escrow]	108,687		105,289

Platinum Eagle Acquisition Corporation

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of December 31, 2018

(Amounts in thousands of U.S. dollars)

	Platinum Eagle (Historical)	Target Parent and Signor Parent (Historical)	Pro Forma Adjustments (assuming no redemption)		Combined Pro Forma (assuming no redemption)	Additional Pro Forma Adjustments (assuming max redemption)		Combined Pro Forma (assuming max redemption)
ASSETS
Current assets:
Cash and cash equivalents	$498	$12,194	$328,325	2a	$-	$(185,379)	2n	$-
	-	-	330,379	2b	-	148,379	2n	-
	-	-	(23,251)	2c	-	37,000	2n	-
	-	-	(11,375)	2g	-	-		-
	-	-	(6,391)	2g	-	-		-
	-	-	(710,379)	2j	-	-		-
	-	-	80,000	2k	-	-		-
Accounts receivable, net	-	57,106	-		57,106	-		57,106
Prepaid expenses and other current assets	76	3,965	-		4,041	-		4,041
Notes due from affiliates	-	638	(638)	2d	-	-		-
Notes due from officers	-	1,083	(1,083)	2m	-	-		-
Total current assets	574	74,986	(14,413)		61,147	-		61,147
Restricted cash	-	257	-		257	-		257
Cash and investments held in trust accounts	330,379	-	(330,379)	2b	-	-		-
Property, plant and equipment, net	-	312,441	-		312,441	-		312,441
Land held for investment	-	-	-		-	-		-
Goodwill	-	34,180	-		34,180	-		34,180
Intangible assets, net	-	127,383	-		127,383	-		127,383
Deferred tax assets	-	12,420	-		12,420	-		12,420
Deferred financing costs, net	-	2,865	(2,865)	2c	-	-		-
Notes due from affiliates	-	-	-		-	-		-
Notes due from officers	-	500	(500)	2m	-	-		-
Total assets	$330,953	$565,032	$(348,157)		$547,828	$-		$547,828

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$-	$21,597	$-		$21,597	$-		$21,597
Accrued expenses	1,059	23,300	(241)	2e	55,003	-		55,003
	-	-	7,219	2g	-	-		-
	-	-	27,000	2l	-	-		-
	-	-	(3,334)	2d	-	-		-
Deferred revenue and customer deposits	-	17,805	-		17,805	-		17,805
Current portion of long-term debt	-	2,446	(2,446)	2c	-	-		-
Total current liabilities	1,059	65,148	28,198		94,405	-		94,405
	-	-	-		-	-		-
Long-term debt	-	20,564	328,325	2b	328,325	37,000	2n	365,325
	-	-	(20,564)	2c	-	-		-
Notes due to affiliate	-	108,047	(108,047)	2d	-	-		-
Deferred underwriting compensation	11,375	-	(11,375)	2i	-	-		-
Deferred revenue and customer deposits	-	19,571	-		19,571	-		19,571
Asset retirement obligation	-	2,610	-		2,610	-		2,610
Other non-current liabilities	-	101	-		101	-		101
Total liabilities	12,434	216,041	216,537		445,012	37,000		482,012

Class A ordinary shares subject to possible redemption; 31,351,920 shares at approximately $10.00 per share at December 31, 2018	313,519	-	(313,519)	2e	-	-		-

Preferred shares	-	-	-		-	-		-
Class A ordinary shares	-	-	6	2i	7	1	2i	8
	-	-	1	2f	-	-		-
Class B ordinary shares	1	-	(1)	2f	-	-		-
Additional paid-in capital	996	-	313,519	2e	102,809	(185,379)	2n	65,808
	-	-	(2,865)	2c	-	-		-
	-	-	110,743	2d	-	148,379	2n	-
	-	-	4,003	2f	-	-		-
	-	-	(13,610)	2g	-	-		-
	-	-	(710,379)	2h	-	-		-
	-	-	(6)	2i	-	(1)	2i	-
	-	-	348,991	2j	-	-		-
	-	-	(27,000)	2l	-	-		-
	-	-	80,000	2k	-	-		-
	-	-	(1,583)	2m	-	-		-
Retained earnings	4,003	-	(4,003)	2f	-	-		-
	-	-	-		-	-		-
Total Shareholders' Equity	5,000	-	97,816		102,816	(37,000)		65,816

Members' Equity	$-	$348,991	$(348,991)	2j	$-	$-		-
Total liabilities and shareholders' equity	$330,953	$565,032	$(348,157)		$547,828	$-		$547,828

Platinum Eagle Acquisition Corporation

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the year ended December 31, 2018

(Amounts in thousands of U.S. dollars, except share and per share data)

	Platinum Eagle (Historical)	Target Parent (Historical)	Signor (Unaudited) (3a)	Pro Forma Adjustments (assuming no redemption)		Combined Pro Forma (assuming no redemption)	Additional Pro Forma Adjustments (assuming max redemption)		Combined Pro Forma (assuming max redemption)
REVENUE:
Services and lodging	$-	$186,865	$61,242	$-		$248,107	$-		$248,107
Specialty rental	-	53,735	-	-		53,735	-		53,735
Total revenue	-	240,600	61,242	-		301,842	-		301,842

COSTS OF REVENUE:	-	-	-	-		-	-		-
Services and lodging	-	93,064	26,675	-		119,739	-		119,739
Specialty rental	-	10,372	-	-		10,372	-		10,372
Depreciation and amortization	$-	$31,610	$3,988	$1,530	3a	$37,128	-		37,128
Loss on impairment	-	15,320	-	-	-	15,320	-		15,320
Gross profit	-	90,234	30,579	(1,530)		119,283	-		119,283

OPERATING EXPENSES:
Selling, general, and administrative	1,618	41,340	3,360	(8,307)	3g	38,946	-		38,946
	-	-	-	935	3h	-	-		-
Restructuring costs	-	8,593	-	-		8,593	-		8,593
Other depreciation and amortization	-	7,518	-	7,321	3a	14,839	-		14,839
Currency losses, net	-	149	-	-		149	-		149
Other expenses (income), net	-	(8,275)	-	-		(8,275)	-		(8,275)
Total operating expenses	1,618	49,325	3,360	(51)		54,252	-		54,252
Operating (loss) income	(1,618)	40,909	27,219	(1,479)		65,031	-		65,031
OTHER (INCOME) EXPENSE:
Interest expense and other income, net	-	24,198	268	(18,744)	3b	34,875	1,857	3i	36,733
	-	-	-	26,818	3c	-	-		-
	-	-	-	2,335	3e	-	-		-
Other (income) expense, net	(5,629)	-	-	5,629	3d	-	-		-
Other (income) expense, net	(5,629)	24,198	268	16,038		34,875	1,857		36,733
Net income (loss) before income taxes	4,011	16,711	26,951	(17,517)		30,156	(1,857)		28,298
Income tax (expense) benefit	-	(11,755)	-	(3,267)	3f	(15,022)	436	3j	(14,585)
Net income	$4,011	$4,956	$26,951	$(20,784)		$15,134	$(1,421)		$13,713

Net income per ordinary share, Class A - basic and diluted	$0.17					$0.14			$0.13
Weighted average number of Class A ordinary shares outstanding - basic and diluted	32,500,000					106,642,100			102,643,884
Net loss per ordinary share, Class B - basic and diluted	$(0.17)
Weighted average number of Class B ordinary shares outstanding - basic and diluted	8,125,000

Note 1. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2018 gives pro forma effect to the Business Combination and the related proposed financing transactions as if they had occurred on January 1, 2018. The unaudited pro forma condensed combined balance sheet as of December 31, 2018 assumes that the business combination and the related proposed financing transactions were completed on December 31, 2018.

The unaudited pro forma condensed combined balance sheet as of December 31, 2018 has been prepared using, and should be read in conjunction with, the following:

•	Platinum Eagle’s audited year end balance sheet as of December 31, 2018

•	Target Parent and Signor Parent’s combined audited year end balance sheet as of December 31, 2018 included elsewhere in this filing.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2018 has been prepared using the following:

•	Platinum Eagle’s audited statement of operations for the year ended December 31, 2018

•	Target Parent and Signor Parent’s combined audited statement of operations for the year ended December 31, 2018 included elsewhere in this filing.

•	Signor’s unaudited statement of operations for the period ended September 6, 2018 included elsewhere in previous filings.

All direct costs of the business combination will be recorded as an offset to additional-paid-in-capital, consistent with the accounting for equity recapitalizations. The unaudited pro forma condensed combined financial statements do not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the business combination.

The unaudited condensed pro forma adjustments reflecting the consummation of the business combination and related transactions are based on certain estimates and assumptions. These estimates and assumptions are based on information available as of the date of these unaudited pro forma condensed combined financial statements and may be revised as additional information becomes available. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material.

The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of what the actual results of operations and financial position would have been had the business combination and related transactions taken place on the dates indicated, nor do they purport to project the future consolidated results of operations or financial position of the combined company. They should be read in conjunction with the historical consolidated financial statements and notes thereto of Platinum Eagle and Combined Target Parent and Signor Parent.

The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the results of the combined company.

There were no significant intercompany balances or transactions between Platinum Eagle and the operating companies as of the date and for the period of these unaudited pro forma combined financial statements. All intercompany balances and transactions between Signor Parent and Target Parent have been eliminated through the audited combined financial statements.

At December 31, 2018, the Founder Group held 8.1 million founder shares. Prior to the closing of the Business Combination, the Founder Group will transfer 80,000 founder shares to the Company’s independent directors leaving the founders with approximately 8 million founder shares. As a condition to the closing of the business combination, Arrow Seller, Target Hospitality and the Founder Group will enter into an Earnout Agreement, in which the Founder Group will be entitled to up to 8.0 million shares. These shares will be placed in escrow and released as certain conditions are met or achieved. If Platinum Eagle delivers at least the Minimum Proceeds, the Founder Group shall be entitled to retain at Closing a minimum of 3 million Founder Shares (as defined in the Earnout Agreement) (if Gross Proceeds equal $225 million) and a maximum of 6 million Founder Shares (if Gross Proceeds equal $325 million) and if Gross Proceeds are more than $225 million and less than $325 million, such number shall be pro-rated such that the Founder Shares shall be calculated as (i) 3 million plus (ii) the product of (a) 3 million multiplied by (b) a fraction, the numerator of which is the amount by which Gross Proceeds exceeds $225 million and the denominator of which is $100 million. The balance of the Founder Shares not retained at Closing shall be placed in an escrow account at Closing to be released to the Founder Group in accordance with the terms and conditions of the Earnout Agreement as follows: at any time during the period of three years following the Closing Date, (i) if the closing price of the shares of Target Hospitality exceeds $12.50 per share for 20 out of any 30 consecutive trading days, 50% will be released to the Founder Group and (ii) if the closing price of the shares of Target Hospitality exceeding $15.00 per share for 20 out of any 30 consecutive trading days, the remaining 50% will be released to the Founder Group. The shares expected to be retained by the Founder Group in connection with the minimum and maximum redemptions scenarios of 6 million and 5.4 million shares, respectively, have been included in the pro forma shares outstanding. The remaining 2.0 million and 2.6 million to be placed into escrow in connection with the minimum and maximum redemption scenarios, respectively, that will no longer be beneficially owned by the Founder Group are excluded from the Founder Group’s ownership in the pro forma capitalization but are included in the total pro forma shares outstanding since such shares are generally considered legally outstanding and not subject to cancellation unless the earnout terms pursuant to the Earnout Agreement are not met.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Platinum Eagle and the operating companies filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of Platinum Eagle’s shares outstanding, assuming the business combination and related transactions occurred on January 1, 2018.

Note 2. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2018 are as follows:

a)	Reflects the net proceeds of $328.3 million of cash proceeds from borrowing and/or the issuance of the new Debt Financing to fund the consideration as part of the business combination. Gross proceeds of $340.0 million offset by debt borrowing/issuance costs of $11.7 million assuming no redemptions. As the interest rate is subject to change, the company performed a sensitivity analysis to determine the change in interest expense:

Year ended December 31, 2018

No and Max Redemption Scenario

	New ABL Faility Interest Expense	Bridge Facility	Total
Increase by 0.125%	2,058	25,185	27,243
Decrease by 0.125%	1,958	24,435	26,393

b)	Reflects the reclassification of $330.4 million of cash and cash equivalents held in the Platinum Eagle’s trust account that becomes available for transaction consideration, transaction expenses, redemption of public shares and the operating activities following the Business Combination assuming no redemptions.

c)	Reflects the cash repayment of $23.3 million of principal for Target Parent’s ABL revolving credit facility and $0.2 million in accrued interest in cash at Closing. Also reflects the settlement of $2.9 million of associated deferred financing costs which will be settled through equity as a noncash transaction at closing.

d)	Reflects the settlement of affiliated notes payable and receivable. Affiliated amounts to be settled consist of $0.6 million of affiliated notes receivable and $108.0 million of notes due to affiliates as well as the corresponding $3.3 million of interest accrued and not paid. These amounts will be settled through a noncash equity settlement.

e)	Represents the reclassification of $313.5 million of common stock subject to possible redemption to permanent equity assuming no redemptions.

f)	Reflects the reclassification of $1 thousand for the par value of Platinum Eagle Common B shares to the par account for Common A shares to account for the conversion of all outstanding Common B to Common A (refer to Note 4 herein) and elimination of $4.0 million of Platinum Eagle’s historical retained earnings.

g)	Transaction costs of $40 million expected to be incurred related to the closing of the business combination. Of that amount, $11.4 million relates to the cash settlement of deferred underwriting compensation incurred as part of Platinum Eagle’s IPO to be paid upon the consummation of a business combination, $16.9 million relates to legal, bankers, accounting, pipe issuance and other fees (of which $6.4 million to be settled in cash at close as reflected in the pro formas, $7.2 million additional amount to be accrued as reflected in the pro formas, and remaining portion was either paid or already accrued in the historical financials). The remaining amount consists of deferred financing costs of $11.7 million discussed in note 2(a) herein.

h)	Reflects the payment of $710.4 million of cash consideration paid to the Algeco Seller under no redemption scenario and $562.0 million under the maximum redemption scenario in connection with the business combination. The calculation of cash consideration to the Algeco Seller is the sum of any available cash from the proceeds of the debt financing, trust account, and private placement proceeds less transaction costs and redemptions.

i)	Reflects the recapitalization of Target Parent and Signor Parent as the issuance of 60.1 million shares and 74.9 million shares under the no and maximum redemption, respectively, of common stock at $0.0001 par value.

j)	Reflects the recapitalization of Target Parent and Signor Parent.

k)	Reflects cash proceeds from private placement sale of 8.0 million Class A common shares for $80 million.

l)	Reflects $27 million of bonuses to be paid to certain key executives for management of the business for the period prior to the business combination. These amounts will be paid by Algeco seller upon the closing of the transaction and are reflected as an accrued liability and a decrease to transferred retained earnings.

m)	Reflects the forgiveness of Target Parent officer loans which will be settled through equity and forgiven as of the Closing.

The additional pro forma adjustments assuming maximum redemptions:

n)	Reflects $185.4 million withdrawal of funds from the trust account to fund the redemption of 18.2 million shares of common stock at approximately $10.17 per share. All of Platinum Eagle’s public shares contain a redemption feature which allows for redemption of shares of common stock in connection with the liquidation of Platinum Eagle, a tender offer, or stockholder approval of an initial business combination. As of December 31, 2018, this redemption feature would allow for a maximum redemption of 31.3 million Platinum Eagle public shares for $313.5 million. However, this maximum redemption cannot occur as the Merger Agreements for the Business Combination stipulates that the net proceeds in the Trust Account (plus any proceeds from a potential Equity Offering) cannot fall below $225 million and cash cannot fall below zero. Therefore, the maximum redemption is the difference between cash inflow (trust account cash and equity offerings) of $330.4 million from the trust account and $80 million from the PIPE proceeds less $225 million. In order to fund the additional cash requirements under this scenario, additional debt of $37 million will be required. The Holdco Acquiror will seek to have Arrow Bidco raise this additional debt through an additional draw under its ABL Facility or the issuance of additional senior secured notes. The Debt Commitment Letter currently permits Arrow Bidco to draw a maximum of $50 million under the ABL Facility at closing. There can be no assurance that the Holdco Acquiror will be able to secure this additional debt financing on terms consistent with those currently contemplated by its existing debt commitment letter or at all.

Note 3. Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2018:

a)	The acquisition of Signor on September 7, 2018 was recorded as a business combination under ASC 805. As Signor was deemed the predecessor in the acquisition, Signor Parent prepared blacklined historical financials as of and for the period from September 7 through September 30, 2018 to separate the predecessor and successor periods. The audited combined financial statements of Target Parent and Signor Parent do not reflect the historical statement of operations of the predecessor. As such, to properly reflect the full year of Signor and Signor Parent activity as if the transaction had taken place at the beginning of the year, we have included the unaudited statement of operations of Signor from January 1, 2018 through September 6, 2018.

Incremental depreciation and amortization expense as a result of the transaction were recorded in the income statements. Incremental amortization expense of $7.3 million for the year ended December 31, 2018 within “Other depreciation and amortization” line. The estimated $96.2 million fair value of customer relationships was determined using an income approach — multi period excess earnings method and are expected to amortize over nine years. Incremental depreciation expenses of $1.5 million for the year ended December 31, 2018 was recorded in “Depreciation and amortization”. The assumptions surrounding depreciation were that the stepped up values of fixed assets were depreciated over the lesser of the estimated remaining useful life that was assessed by the valuation firm or the standard useful lives of the asset based on the Company’s fixed asset depreciation policy.

In thousands	Fair Value	Estimated Life	Annual Amortization	Amount recorded at 12/31/18	Incremental 12.31.18 Amount
Buildings	$35,171	7	$5,024	$2,039	$2,985
Land Improvements	$10,280	15	$685	$397	$289
Furniture, fixtures, and equipment	$9,561	7	$1,366	$545	$821
Automobiles and trucks	$503	7	$72	$59	$13
Capital leases	$863	7	$123	$146	$(23)
Land	$11,179	-	$-	$-	$-
CIP	$10,773	-	$-	$-	$-
Total tangible fixed assets	$78,330		$7,271	$3,185	$4,085

In thousands	Fair Value	Estimated Life	Annual Amortization	Amount recorded at 12.31.2018	Incremental 12.31.18 Amount
Customer Relationships	$96,225	9	$10,692	$3,371	$7,321

b)	Represents the elimination of $20.6 million of historical net interest expense associated with third party and intercompany debt instruments that are being repaid as part of the Business Combination as described partially in notes 2(c) and for the year ended December 31, 2018.

c)	Represents interest expense of $26.8 million for the year ended December 31, 2018 associated with the new debt issued in connection with the business combination as described in note 2(a) above as if the debt had been issued as of January 1, 2018. The interest was computed on the gross proceeds of the New ABL and Bridge Facility based on the rates found within the debt commitment letter contained in the Indebtedness section of this filing. The debt commitment letter contains two options for computing the interest rate including (a) Libor plus an applicable margin and another for base rate and an applicable margin. The Company used the Libor interest rate for both the New ABL and Bridge Facilities as that rate is currently lower than the base interest rate. The interest rate for the New ABL Facility was calculated using the December 28, 2018 one month Libor of 2.52% and an applicable stated margin of 2.5% for a total calculated interest rate of 5.02%. The Bridge Facility interest rate was calculated utilizing the same 2.52% one month Libor and a stated applicable margin of 5.75% for a total interest rate of 8.27%. No other material terms were associated with the calculation of interest for the New ABL and Bridge Facilities. These assumptions are summarized in the table in note 3(e) below.

d)	Represents the elimination of $5.6 million of interest income on Platinum Eagle’s trust account for the year ended December 31, 2018.

e)	Represents amortization of $2.3 million for year ended December 31, 2018 associated with the new debt issued in connection with the business combination as described above as if the debt had been issued as of January 1, 2018. The deferred financing costs were estimated based on the most recently proposed terms received from the lending institutions and included rates for upfront, underwriting, and agency fees for the New ABL Facility and commitment and takeout fees for the Bridge Facility. These costs were amortized over the expected term of 5 years or 60 months. Total deferred financing fees of $11.7 million as described in note 2(a) consists of $1.9 million and $9.8 million for the New ABL Facility and Bridge Facility using assumptions shown below:

(in thousands, except for interest rate and term)
Financing	Facility Size	Amount expected to be drawn at close	Term (years)	Effective Interest rates	Variable Deferred financing fees	Fixed Deferred financing fees	Total Deferred financing fees	Net Proceeds
New ABL Facility	$125,000	$40,000	5	5.02%	1.50%	$50	$1,925	$38,075
Bridge Facility	$300,000	$300,000	5	8.27%	3.25%	$-	$9,750	$290,250
	$425,000	$340,000				$50	$11,675	$328,325

Refer to note 3(c) above for discussion of interest expense associated with the new debt financing.

f)	As part of the business combination transactions, these entities will be part of a new combined company that will be subject to income tax. The Company recorded a tax effect of the 2018 operations herein and have also recorded a tax effected on the pro forma GAAP adjustments recorded used an estimated statutory blended rate of 24.2% for the year ended December 31, 2018.

g)	Reflects the elimination of $8.3 million in non-recurring transaction costs incurred for the year ended December 31, 2018 that are directly related to the Business Combination.

h)	Certain executives signed new employment agreements directly related to the Business Combination. These employment agreements resulted in $0.9 million of incremental cost over the prior year and consisted of cash, stock, and bonus. These amounts are all factually known and calculable.

The additional pro forma adjustments assuming maximum redemptions:

i)	Reflects the additional interest expense associated with the additional ABL facility draw to fund maximum redemptions. Refer to note 2n for additional detail on the draw.

k)	Reflects the incremental tax impact at the estimated statutory blended rate of 24.2% for the year ended December 31, 2018.

Note 4. Earnings (Loss) Per Share

Pro Forma Weighted Average Shares (Basic and Diluted)

The following pro forma weighted average shares calculations have been performed for the year ended December 31, 2018. The unaudited condensed combined pro forma earnings (loss) per share (“EPS”), basic and diluted, are computed by dividing income (loss) by the weighted-average number of shares of common stock outstanding during the period.

The Unaudited Pro Forma Combined Share Information is derived from, and should be read in conjunction with, the Unaudited Pro Forma Condensed Combined Financial Information and related notes included elsewhere in this filing.

The Unaudited Pro Forma Combined Share Information does not purport to represent what the actual operations would have been had the Pro Forma transactions been completed or to forecast results of operations that may be achieved after the Pro Forma transactions. The unaudited pro forma earnings (loss) per share information below does not purport to represent what the value of would have been had the Pro Forma transactions been completed nor the earnings (loss) per share for any future date or period.

Prior to the Business Combination, Platinum Eagle had two classes of shares: Class A ordinary shares and Class B ordinary shares. The Class B ordinary shares are held by the Founders and Harry Sloan. As part of the transactions leading to the Business Combination, Platinum Eagle will re-domesticate in Delaware. On the effective date of the domestication, the currently issued and outstanding Class A ordinary shares and Class B ordinary shares, will automatically convert by operation of law, on a one-for-one basis, into shares of Platinum Eagle Delaware Class A common stock and Platinum Eagle Delaware Class B common stock, respectively. In connection with the Closing, each currently issued and outstanding share of Platinum Eagle Delaware Class B common stock will automatically convert on a one-for-one basis (subject to adjustment pursuant to the Interim Domestication Charter), into shares of Platinum Eagle Delaware Class A common stock, in accordance with the terms of the Interim Domestication Charter. Immediately thereafter, each currently issued and outstanding share of Platinum Eagle Delaware Class A common stock will automatically convert by operation of law, on a one-for-one basis, into shares of Target Hospitality.

Platinum Eagle has 10,833,333 outstanding Public Warrants sold during the initial public offering and 5,333,334 outstanding warrants sold in private placement to purchase an aggregate of 16,166,667 Class A ordinary shares as of September 30, 2018. The Warrants are exercisable at $11.50 per share amounts which exceeds the current market price of common stock. These warrants are considered anti-dilutive and excluded from the earnings per share calculation when the exercise price exceeds the average market value of the common stock price during the applicable period. As a result, pro forma diluted earnings (loss) per shares is the same as pro forma basic earnings (loss) per share for the periods presented.

	Year ended December 31, 2018
	Pro Forma Combined (No redemptions)	Pro Forma Combined (Maximum redemptions)

In thousands, except per share data
Pro forma net income attributable to common shareholders	$15,134	$13,713
Basic and Diluted weighted average shares outstanding	106,642	102,644
Pro Forma Basic and Diluted Earnings Per Share	$0.14	$0.13

Pro Forma Basic and Diluted Weighted Average Shares
Platinum Eagle Public Shareholders	32,500	14,264
Platinum Eagle Founders and Harry Sloan	6,000	5,400
Independent Directors	80	80
Total Platinum Eagle	38,580	19,744

Algeco Seller	10,962	25,800
Arrow Seller	49,100	49,100
Total TDR	60,062	74,900

PIPE Investor(s)	8,000	8,000
Total Pro Forma Basic and Diluted Weighted Average Shares [excluding shares held in escrow]	106,642	102,644

Other - Escrow Shares	2,045	2,645
Total Pro Forma Basic and Diluted Weighted Average Shares [including shares held in escrow]	108,687	105,289